September 28, 1995
                                             Upon Receipt
                                             Clifford J. Hebert, Jr.
                                             (617) 357-9590




                         EUA ANNOUNCES ONE-TIME CHARGE

   BOSTON - September 28 -- Eastern Utilities Associates ("EUA") announced today that its subsidiary, EUA Cogenex Corporation ("Cogenex"), will discontinue its cogeneration operations because they have not performed up to expectations. As a result of this decision, EUA's consolidated financial statements for the quarter ended September 30, 1995 will include a one-time after-tax charge of approximately $10.5 million or 52 cents per common share.
   Going forward, Cogenex will focus on providing integrated energy services, a field in which it is an industry leader. Donald G. Pardus, Chairman of EUA, stated that "getting out of the cogeneration business will allow Cogenex to devote maximum resources to the business segment that has been the most profitable and holds the most growth potential for Cogenex, providing integrated energy services to our commercial, institutional and industrial customers."
   Cogenex has reached an agreement in principle to dispose of its operating cogeneration portfolio to Ridgewood Electric Power Trust III. Consummation of the sale is subject to, among other things, the completion of a definitive agreement.
   EUA is a Boston-based diversified energy services holding company whose shares are traded on the New York Stock and Pacific Stock Exchanges. Subsidiaries are Blackstone Valley Electric Co., Eastern Edison Co., Newport Electric Corp., EUA Cogenex Corp., EUA Energy Investment Corp., EUA Ocean State Corp., EUA Service Corp., and Montaup Electric Co. Together, the companies are known as the EUA System.
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